Exhibit 10.26

Participation Agreement
The 2005 North Bay Bancorp Supplemental Executive Retirement Plan

Participant:            JOHN NERLAND

Eligibility Date:       December 12, 2005

The above named Participant is authorized to receive benefits pursuant to The 2005 North Bay Bancorp Supplemental Executive Retirement Plan as described below. Benefit accrual shall commence as of the Eligibility Date listed above.


         Applicable Percentage Schedule:

         After September 30, 2007           20%
         After September 30, 2008           40%
         After September 30, 2009           60%
         After September 30, 2010           80%
         After September 30, 2011           100%

     Benefit Amount: Unless an alternate method of payment is selected using the attached Distribution Election Form, the Company shall pay to the Participant pursuant to the Plan during the Participant's lifetime, an amount equal to the Participant's vested Applicable Percentage of Seventy Five Thousand Dollars ($75,000.00) per year in twelve (12) equal monthly installments.

     (a) The amount of Participant Benefits payable under the Plan shall be increased annually at the rate of two percent (2%) per year from the date of commencement of payments of the Benefits until the death of the Participant.

     (b) Notwithstanding the Participant's vested Applicable Percentage, if the Participant elects Early Retirement or in the event of any election by Participant to commence payments of vested Participant Benefits prior to the Participant's attainment of the Normal Retirement Date, the
          Participant  Benefits  shall  be  the  greater  of (i)  the  Actuarial
          Equivalent or (ii) that amount calculated as follows: The Participant's Benefits shall be decreased by a percentage calculated by subtracting the Participant's age as of the date payments are to commence (which cannot be earlier than the Early Retirement Date) from sixty-five (65), the age at which payment of Participant Benefits would otherwise commence by the terms of the Plan, and multiplying the result by a factor of five (5) (for example, a 15% reduction of the Participant Benefits would occur if the Participant's age as of the date payments are to commence is sixty-two (62), based on the following calculation: 65-62=3x5=15%).

Normal Retirement Date:   Attainment of age sixty-five (65).

Early Retirement Date:  Attainment of age sixty-two (62).

Risk of Forfeiture:

Participant acknowledges that in the course of employment Participant has become privy to confidential information of the Company including customer deposit, loan, sales and marketing information, customer account records, proprietary processing techniques, information regarding vendors and products, training and operations memoranda and similar information, personnel records, pricing information, financial information, and trade secrets concerning or relating to the business, accounts, customers and employees and affairs of the Company (the foregoing constituting "Confidential Information"). On account of the foregoing and Participant's position of trust and confidence with the Company, Participant agrees that in the event Participant voluntarily terminates employment and such termination occurs after Participant has achieved an Applicable Percentage of one hundred percent (100%) and such termination is not subject to the provisions of Section 4.5 of the Plan, Participant shall forfeit any and all rights and benefits, including Participant Benefits payable under the Plan, Participant may have under the terms of this Participation Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to Participant by the Company pursuant to the terms of this Participation Agreement if Participant violates any of the following provisions prior to attaining Normal Retirement Age.


     (a) Participant shall not utilize Confidential Information, either directly or indirectly, to call on, solicit, or take away as a client, customer or prospective client or customer, or attempt to call on, solicit or take away as a client, customer or prospective client or customer, any person or entity that was a client, customer or prospective client or customer of the Company. For purposes of this Agreement "prospective client or customer" shall include any person or entity with whom the Company has had contact for the purpose of soliciting business within six months prior to Participant's voluntary termination of employment or whom the Company intended to contact for the purpose of soliciting business within six months after termination of employment, of which contact or intended contact Participant had knowledge while employed by the Company. Participant acknowledges that it would be extremely difficult or impractical to determine whether Participant used Confidential Information in connection with the activity prohibited by this provision and that it is reasonable to presume, based upon Participant's period of service to the Company, that Participant used Confidential Information in connection with any violation of this provision.

     (b) Participant shall not, either directly or indirectly, on Participant's own behalf or in the service or on behalf of others, solicit, divert , attempt to solicit, divert or induce or attempt to induce to discontinue employment with the Company any person employed by the Company, whether or not such employee is a full time employee or a temporary employee of the Company and whether or not such employment is for a determined period or is at will.

     (c) Participant shall not, either directly or indirectly, use, disclose or make available Confidential Information to any person or entity, nor shall Participant use, disclose, make available or cause to be used, disclosed or made available, or permit or allow, either on Participant's own behalf or on behalf of others, any use or disclosure of such Confidential Information.

          Participant acknowledges and agrees that (i) a breach by Participant of any of the foregoing covenants will result in the Company incurring certain costs and damages in an amount that would be extremely difficult or impractical to ascertain, (ii) the forfeiture of Participant's rights and benefits under this Agreement bear a reasonable relationship to the damages which the Company may suffer by reason of Participant's breach, and (iii) the forfeiture of Participant's rights and benefits under this Agreement is reasonable and equitable considering that absent forfeiture of such rights and benefits the Company will be in the position of paying benefits to Participant while suffering damages on account of Participant's breach.


Participant:         ___________________________________________
                       John Nerland

North Bay Bancorp:   ___________________________________________
                      (Signature of Authorized Executive)

                         Susan Fonseca   SVP, Human Resources
                         ------------------------------------
                               (Print Name and Title)


Date:                __________________________